Exhibit 99.1

GCI, LLC
Reconciliation of GCI, LLC and its Subsidiaries Net Assets and
Net Earnings to GCI, LLC and its Restricted Subsidiaries Net Assets and Net Earnings

March 31, 2019

(unaudited)

amounts in thousands

GCI, LLC and its Subsidiaries net assets	$5,247,535
Reconciling items:
Liberty Subsidiaries net assets (a)	(4,089,943)
Unrestricted Subsidiaries net liabilities (b)	5,234
GCI, LLC and its Restricted Subsidiaries net assets (b)	$1,162,826

GCI, LLC and its Subsidiaries net earnings (loss)	$750,230
Reconciling items:
Liberty Subsidiaries net (earnings) loss (a)	(782,345)
Unrestricted Subsidiaries net (earnings) loss (b)	54
GCI, LLC and its Restricted Subsidiaries net earnings (loss) (b)	$(32,061)

(a) Liberty Subsidiaries is a defined term in the Seventh Amended and Restated Credit Agreement and indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.
(b) Unrestricted Subsidiaries and Restricted Subsidiaries are defined terms in the indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.